EXHIBIT 21
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                               SUBSIDIARIES OF DTG
                               -------------------

         The following are significant subsidiaries of DTG at December 31, 2002.


         Name                        Jurisdiction       Also "doing business as"
         ----                        ------------       ------------------------

DTG Operations, Inc.                 Oklahoma           Dollar Rent A Car

Thrifty Rent-A-Car System, Inc.      Oklahoma           Thrifty Car Rental

Thrifty, Inc.                        Oklahoma                 N/A

Rental Car Finance Corp.             Oklahoma                 N/A